True Drinks Completes $8 Million Financing to Support Growth of AquaBall™ Naturally Flavored Water

IRVINE, CA – (Marketwire – February 6, 2014) – True Drinks, Inc. (OTC BB: TRUU), a healthy beverage provider with major entertainment and media company licensing agreements for use of their characters on its proprietary, patented bottles, today announced the successful completion of its $8 million preferred equity financing.

Lance Leonard, Chief Executive Officer of True Drinks, commented, "Today, we are excited to close out our financing and begin the next phase of business development with True Drinks, Inc. and our brand AquaBallTM Naturally Flavored Water. From inception, we knew that our zero-calorie, vitamin water for kids was going to be well received by the retail community, as well as consumers across the globe. We also knew that adequate capital was needed to fuel our rapid growth. We now find ourselves in a dominant position to build our market share and capitalize on the tremendous growth opportunity in the healthy beverage market for kids. Our investors have been supportive and generous in providing us the tools that we need to accelerate our growth plans.”

Dan Kerker, Chief Financial Officer, added, "We would like to thank Merriman Capital for their help in securing this equity raise and for expanding our capital base with the group of strong institutional and family-office investors they brought into this deal."

The Company issued one preferred share for every $4.00 invested. Each preferred share comes with a 5% coupon payable quarterly and is convertible into 16 shares of the Company's common stock. Each investor also received warrant coverage equal to 35% of their investment at an exercise price of $0.30 per share.

About True Drinks, Inc.

True Drinks, Inc. is a beverage company with licensing agreements with major entertainment and media companies for use of their characters on its proprietary, patented bottles. AquaBallTM Naturally Flavored Water, the Company's vitamin-enhanced water that was created as a 0 calorie, sugar-free alternative to juice and soda for kids, is currently being sold into mass-market retailers throughout the United States. For more information, please visit www.theaquaball.com and www.truedrinks.com.

FORWARD-LOOKING STATEMENTS Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:

Investor Relations

True Drinks, Inc.

18552 MacArthur Blvd., Ste. 325

Irvine, CA 92612

ir@truedrinks.com

949-203-3500